Exhibit (a)(9)

SUN CAPITAL PARTNERS V, L.P.

5200 Town Center Circle

Suite 600

Boca Raton, FL 33486

January 15, 2008

Cardinal Integrated, LLC
c/o Sun Capital Partners, Inc.
5200 Town Center Circle

Suite 600

Boca Raton, FL 33486

Ladies and Gentlemen:

Reference is made to the tender offer to be commenced by Cardinal Integrated, LLC (“Purchaser”), a wholly owned subsidiary of Cardinal Group Holdings, LLC, on January 15, 2008, pursuant to that certain Offer to Purchase, dated as of the date hereof (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”).  Capitalized terms not otherwise defined in this letter agreement shall have the meanings ascribed to them in the Offer to Purchase.

Sun Capital Partners V, L.P. (“Sun”) agrees that subject to the satisfaction of each of the conditions to the Offer set forth in Section 14 of the Offer to Purchase, it shall contribute (or cause to be contributed) to Purchaser, at or prior to the date on which Purchaser accepts for payment Shares tendered pursuant to the Offer, in accordance with the terms and subject to the conditions set forth in this letter agreement, and directly or indirectly through one or more affiliates, an amount in cash in immediately available funds equal to $560,000,000 as a source of funds required to pay for Shares accepted pursuant to the Offer and to pay certain related expenses (the “Contribution Obligation”).  This letter agreement relates to the obligation of Sun to provide financing to Purchaser as set forth above and is not a guaranty of collection or the performance of any other obligations of Purchaser, Sun or any other Person.

Notwithstanding anything contained herein to the contrary, (i) under no circumstances shall Sun be liable or obligated for any amount in excess of the Contribution Obligation or any obligation or liability of Purchaser, (ii) under no circumstances shall any partners, members, stockholders, directors, officers, managers, employees or agents of either Sun or its Affiliates be liable or obligated for any amount pursuant to this letter agreement or have any liability or obligation to any Person in connection with this letter agreement, and (iii) effective upon the earliest to occur of (A) the expiration or termination of the Offer in accordance with its terms, (B) the date Sun, its Affiliates or its assigns contribute (or cause to be contributed) to Purchaser an aggregate amount equal to the Contribution Obligation, or (C) the consummation of the Merger, all obligations of Sun under this letter agreement shall terminate automatically and none of Sun, its Affiliates, their respective partners, members, stockholders, directors, officers, managers, employees or agents shall have any liability or obligation to any Person in connection with this letter agreement, whether based upon contract, tort or any other claim.

Sun represents and warrants that it is a Cayman Islands exempted limited partnership with, as of the date hereof, aggregate uncalled capital commitments in excess of $4.5 billion.

Nothing in this letter agreement shall limit the right and ability of Sun to syndicate its rights and obligations hereunder to other co-investors or financing sources prior to the date on which Purchaser accepts for payment Shares tendered pursuant to the Offer; provided, however, that no such syndication shall in any manner relieve Sun of its obligations hereunder or give rise to any obligations hereunder other than those expressly set forth herein.  Purchaser may not assign its rights under this letter agreement.  In no event will Sun’s aggregate liability pursuant to this letter agreement to Purchaser or to any other beneficiary hereof (whether individually or collectively) exceed the Contribution Obligation, whether based upon contract, tort or any other claim.

This letter agreement is solely for the benefit of Purchaser and is not intended to confer any benefits on, or create any rights in favor of, any other Person.  Nothing set forth herein contains or gives, or shall be construed to contain or to give, any Person other than Purchaser (including any Person acting in a representative capacity) any remedies under or by reason of, or any rights to enforce or cause Purchaser to enforce, the commitments set forth herein, whether based upon contract, tort or any other claim.

No Person shall be a third-party beneficiary to this equity commitment letter agreement, and no Person other than Purchaser shall have the right to enforce this letter agreement directly against Sun.  Notwithstanding anything to the contrary contained herein, Purchaser agrees and acknowledges (i) the liability and obligations of Sun hereunder shall not exceed the Contribution Obligation, and (ii) none of Sun’s Affiliates, their respective partners, members, stockholders, directors, officers, managers, employees or agents shall have any obligation or liability to any Person relating to, arising out of or in connection with this letter agreement or the Agreement, whether based upon contract, tort or any other claim.  Sun’s Contribution Obligation shall be the sole and exclusive remedy of Purchaser and all of its Affiliates against Sun, its Affiliates, and their respective partners, members, stockholders, directors, officers, managers, employees or agents in respect of this letter agreement.

When used in this letter agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person, including without limitation Sun, means any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, or a government or other department or agency thereof, or any other entity.

This letter agreement will be governed by the laws of the State of Delaware, disregarding any conflict of laws provisions which may require the application of the law of another jurisdiction.  Each party hereto hereby submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any federal court sitting in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this letter agreement and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this letter agreement in such courts, that any such court lacks subject matter jurisdiction, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this letter agreement may not be enforced in or by such courts or that its property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.  Service of process with respect thereto may be made upon any party hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address set forth above; provided that service of process may be accomplished in any other manner permitted by applicable law.

This letter agreement reflects the entire understanding of the parties with respect to the subject matter hereof and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  This letter agreement may not be amended or otherwise modified without the prior written consent of Sun and Purchaser.

EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED ELSEWHERE IN THIS AGREEMENT, THE LIABILITY OF SUN UNDER THIS LETTER AGREEMENT SHALL BE LIMITED TO DAMAGES ACTUALLY INCURRED, AND SUN SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR LOSSES, INCLUDING LOST PROFITS AND REVENUE.  PURCHASER AGREES THAT IT WILL NOT SEEK PUNITIVE DAMAGES AS TO ANY MATTER UNDER, RELATING TO OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

*  *  *  *  *

Sincerely,

SUN CAPITAL PARTNERS V, L.P.

By:	Sun Capital Advisors V, L.P.
Its:	General Partner

By:	Sun Capital Partners V, Ltd.
Its:	General Partner

By:	/s/ Rodger R. Krouse
Name: Rodger R. Krouse
Title: Co - CEO

Agreed and accepted:

CARDINAL INTEGRATED, LLC

By:	/s/ Jason G. Bernzweig
Name: Jason G. Bernzweig
Title: Vice President

Signature Page to Equity Commitment Letter